EXHIBIT 99.1

News release

Patricia Dunn Resigns from HP Board

Editorial contacts:

Robert Sherbin

+1 650 857 2381

robert.sherbin@hp.com

Ryan J. Donovan

+1 650 857 8410

ryan.j.donovan@hp.com

Michael Moeller

+1 650 236 3028

michael.moeller@hp.com

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

www.hp.com

PALO ALTO, Calif., Sept. 22, 2006 – HP today announced that Patricia Dunn, chairman of the board and director, has resigned, effective immediately.

Statement from the HP Board of Directors:

“Pattie Dunn has been a valuable director of HP for many years. We acknowledge all of the good work that Pattie has accomplished on behalf of HP. She helped stabilize the business during the CEO transition. She led the search committee for our new chief executive officer, which led to our hiring of Mark Hurd and the outstanding performance of the business over the last 18 months. She served our board with distinction as chairman for the last year and a half. The board felt it was important to find the sources of the leaks of HP confidential information, and she informed the board that she had taken steps to do so. We have never questioned her intentions, her integrity or her ethics. To move forward, we believe it is in the Company’s best interest that she now step aside given the distraction her presence on our board continues to create. We regret that we will lose her contributions to the board and appreciate that she has agreed to our request.”

Statement from Mark Hurd:

“Pattie’s agreement to step down from the board to ensure that her presence does not serve as a distraction is a testament to her deep commitment to HP’s success and her ability to put the interests of HP before her personal interests. She has contributed greatly to our company during a period of unprecedented growth and development. We intend to continue our investigation until we determine the root causes of the failure. We will introduce process changes to correct the situation.

“I want to thank Pattie for her eight years of service on HP’s board and the actions she has taken to strengthen its composition and governance capabilities. There is no doubt in my mind that she had the best interests of HP in mind throughout her time on our Board.”

Statement from Ms. Dunn:

“I have resigned today at the request of the board. The unauthorized disclosure of confidential information was a serious violation of our code of conduct. I followed the proper processes by seeking the assistance of HP security personnel. I did not select the people who conducted the investigation, which was undertaken after consultation with board members. I accepted the responsibility to identify the sources of those leaks, but I did not propose the specific methods of the investigation. I was a full subject of the investigation myself and my phone records were examined along with others. Unfortunately, the people HP relied upon to conduct this type of investigation let me and the company down. I continue to have the best interests of HP at heart and thus I have accepted the board’s request to resign. I look forward to appearing before Congress next week to answer their questions and help the company put this unfortunate event behind it.”

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended July 31, 2006, HP revenue totaled $90.0 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
8/2006